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                                                                  EXHIBIT (c)(3)



                              STANDSTILL AGREEMENT


                                 by and between


                                 VWR CORPORATION

                                       and

                           EM INDUSTRIES, INCORPORATED



                                February 27, 1995
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                                TABLE OF CONTENTS

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ARTICLE 1. DEFINITIONS...........................................................................................    6

         1.1 Act.................................................................................................    6

         1.2 Affiliate...........................................................................................    6

         1.3 Affiliated Director.................................................................................    7

         1.4 Assignee............................................................................................    7

         1.5 Board...............................................................................................    7

         1.6 Business Day........................................................................................    7

         1.7 Commission..........................................................................................    7

         1.8  Common Share and Warrant Purchase Agreement........................................................    7

         1.9  Common Stock.......................................................................................    7

         1.10 Common Stock Equivalents...........................................................................    7

         1.11  Effective Date....................................................................................    7

         1.12  Exchange Act......................................................................................    7

         1.13  Holder............................................................................................    8

         1.14  Investment Banking Firm...........................................................................    8

         1.15  Market Disposition Program........................................................................    8

         1.16  Notice of Exercise................................................................................    8

         1.17  Notice of Issue...................................................................................    8

         1.18  Notice of Proposed Sale...........................................................................    8

         1.19  Percentage Limitation.............................................................................    8

         1.20  Permitted Percentage..............................................................................    8

         1.21  Person............................................................................................    8
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         1.22  Principal Trading Market..........................................................................    8

         1.23  Private Sale......................................................................................    8

         1.24  Purchaser.........................................................................................    8

         1.25  Purchaser Affiliate...............................................................................    9

         1.26  Registrable Securities............................................................................    9

         1.27  Registration Expenses.............................................................................    9

         1.28  Restriction Termination Date......................................................................    9

         1.29  Selling Expenses..................................................................................    9

         1.30  Twenty Day Average................................................................................    9

         1.31  Unaffiliated Director.............................................................................    9

         1.32  Voting Securities.................................................................................    9

         1.33  13D Group.........................................................................................    9

ARTICLE 2. RESTRICTIONS ON ACQUISITION OF ADDITIONAL SHARES BY PURCHASER.........................................    9

         2.1  No Purchases Before Effective Date.................................................................    9

         2.2  No Purchases Beyond Percentage Limitation..........................................................    9

         2.3  Permitted Purchase Due to Increases in Common Stock Equivalents....................................   10

         2.4  Procedures Concerning Purchaser's Acquisition of Shares From Company in Response to
                  Increases in Common Stock Equivalents..........................................................   10

         2.5  Limitation on Purchaser's Right to Purchase Common Stock Pursuant to Section 2.3 in the
                  Event of a Business Acquisition by Company.....................................................   11

         2.6  Permitted Purchase If Company Proposes to Issue Voting Securities for Cash.........................   11

         2.7  Permitted Purchase in Response To Third Party Tender Offer or Exchange Offer.......................   12

         2.8  Permitted Purchase With Board Approval.............................................................   13

         2.9  Permitted Purchase by 100% Tender Offer After Four Years...........................................   13
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        2.10  Requirements for Tender Offers ....................................................................   13

        2.11  Mandatory Disposal of Excess Shares ...............................................................   13

        2.12  Monthly Report of Ownership .......................................................................   14

        2.13  General Rule Regarding Acquisition of Voting Securities ...........................................   14

        2.14  Requirements of Trading Exchange or Stock Quotation System ........................................   14

ARTICLE 3. SALES OF SHARES BY PURCHASER AND RELATED RIGHTS AND OBLIGATIONS OF PURCHASER AND COMPANY..............   15

         3.1  General Restrictions on Resale or Other Disposition................................................   15

         3.2  Allowed Sales Pursuant to Registration Rights......................................................   15

         3.3  Allowed Sales Pursuant to Rule 144.................................................................   15

         3.4  Allowed Private Sales to Third Parties or Pursuant to Tender Offer.................................   15

         3.5  Allowed Transfers by EMI and Purchaser Affiliates..................................................   15

         3.6  Allowed Transfers Upon Approved Business Disposition...............................................   15

         3.7  Right of First Refusal.............................................................................   16

         3.8  Procedures for Right of First Refusal..............................................................   16

         3.9  Purchaser's Covenants With Respect to Distribution of Shares.......................................   18

         3.10  Company's Undertaking to Cooperate in Rule 144 Transactions.......................................   18

ARTICLE 4. LEGENDS AND STOP TRANSFER ORDERS......................................................................   18

         4.1  Placement of Legends and Entry of Stop Transfer Orders.............................................   18

         4.2  Removal of Legends and Stop Transfer Orders........................................................   19

ARTICLE 5. CERTAIN AGREEMENTS OF PURCHASER AND COMPANY...........................................................   19

         5.1  Future Actions.....................................................................................   19

         5.2  Acquisitions and Transfers in Contravention of Agreement...........................................   20

         5.3  Company's Issuance of Securities...................................................................   20
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ARTICLE 6. BOARD OF DIRECTORS....................................................................................   20

         6.1  Size of Board......................................................................................   20

         6.2  Terms..............................................................................................   20

         6.3  Vacancies..........................................................................................   21

         6.4  Proportional Representation........................................................................   21

ARTICLE 7. REGISTRATION RIGHTS...................................................................................   21

         7.1  Duration of Registration Rights....................................................................   21

         7.2  Demand Registration Covenant.......................................................................   22

         7.3  Participation Registration Covenant................................................................   23

         7.4  Company's Obligations in Connection with Registrations.............................................   23

         7.5  Conditions to Obligations of Company Under Registration Covenants..................................   24

         7.6  Expenses...........................................................................................   26

         7.7  Assignability of Registration Rights...............................................................   26

         7.8  Indemnification....................................................................................   26

ARTICLE 8. TERMINATION...........................................................................................   29

         8.1  Termination........................................................................................   29

         8.2  Extended Cure Period...............................................................................   29

ARTICLE 9. REPRESENTATIONS AND WARRANTIES........................................................................   29

         9.1  Of Company.........................................................................................   29

         9.2  Of EMI.............................................................................................   30

ARTICLE 10. MISCELLANEOUS........................................................................................   30

         10.1  Specific Enforcement..............................................................................   30

         10.2  Severability......................................................................................   31
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         10.3  Expenses..........................................................................................   31

         10.4  Assignment; Successors............................................................................   31

         10.5  Amendments........................................................................................   31

         10.6  Notices...........................................................................................   31

         10.7  Attorneys' Fees...................................................................................   32

         10.8  Integration.......................................................................................   32

         10.9  Waivers...........................................................................................   32

         10.10  Governing Law....................................................................................   32

         10.11  Counterparts.....................................................................................   33

         10.12  Cooperation......................................................................................   34

         10.13  Section Headings and Captions....................................................................   34
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                              STANDSTILL AGREEMENT


                  THIS STANDSTILL AGREEMENT (the "Agreement") is made this 27th day of February, 1995, by and between VWR CORPORATION, a Pennsylvania corporation ("Company") and EM Industries, Incorporated, a New York corporation ("EMI").

                                    RECITALS

                  A. Company and EMI have entered into a Common Share and Warrant Purchase Agreement pursuant to which, among other things, Company shall issue and sell to EMI Common Stock (as defined below) of Company and a common share purchase warrant (the "Warrant").

                  B. The parties seek to regulate the acquisition and disposition by Purchaser (as defined below) of Company's Voting Securities, provide for EMI representation on Company's Board, and generally foster a constructive and mutually beneficial relationship.

                  C. EMI and Company acknowledge that Company has made, prior to the date hereof, a careful evaluation of Purchaser's investment objectives with regard to its ownership of Voting Securities, and the compatibility of Purchaser's management and objectives with the management and objectives of Company; that such factors were critical to Company in its decision to enter into this Agreement; that, absent the provisions of Articles 2 through 4 hereof, Purchaser's ownership of Voting Securities would present an unusual opportunity for it to gain effective control of Company and Company might have reached a different decision with regard to entering into this Agreement and the Common Share and Warrant Purchase Agreement; that, therefore, the provisions of Articles 2 through 4 were a material inducement to Company to enter into this Agreement and the Common Share and Warrant Purchase Agreement; and, that the primary purposes of Articles 2 through 4 are that, so long as such provisions remain in effect and except as permitted by such provisions, the Voting Securities owned by Purchaser not come to rest in the hands of any single holder or group of holders other than Purchaser, and Purchaser's ownership of Voting Securities not be increased, other than as provided for in this Agreement or with the consent of Company. EMI acknowledges that such purposes are reasonable and that the provisions of Articles 2 through 4 are reasonable in view of such purposes.

                  NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and in the Common Share and Warrant Purchase Agreement, and for other good and valuable consideration, the parties agree as follows:

         ARTICLE 1. DEFINITIONS

                  As used in this Agreement, in addition to other terms defined elsewhere herein, the following terms have the respective meanings set forth below:

                  1.1 Act. "Act" means the Securities Act of 1933, as amended.

                  1.2 Affiliate. "Affiliate" means any Person directly or indirectly controlled by, controlling or under common control with another Person. For purposes of this definition, "control" means the power to direct the management or policies of the Person in question.


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                  1.3 Affiliated Director. "Affiliated Director" means any
member of the Board who has been designated by EMI under Article 6 for nomination or appointment as a director of Company.

                  1.4 Assignee. See Section 10.4.

                  1.5 Board. "Board" means the Board of Directors of Company as constituted from time to time.

                  1.6 Business Day. "Business Day" means any Monday through Friday, inclusive, excluding any such day which is a Federal or Commonwealth of Pennsylvania holiday.

                  1.7 Commission. "Commission" means the Securities and Exchange Commission of the United States.

                  1.8 Common Share and Warrant Purchase Agreement. "Common Share and Warrant Purchase Agreement" means the Common Share and Warrant Purchase Agreement, dated February 27, 1995, between Company and EMI.

                  1.9 Common Stock. "Common Stock" means the common shares of Company, par value $1.00 per share or such other par value as may be established from time to time.

                  1.10 Common Stock Equivalents. "Common Stock Equivalents" means the sum of the following, determined at any time during the term of this
Agreement: (a) the total number of shares of issued and outstanding Common Stock, plus (b) the number of shares of Common Stock reserved for issuance pursuant to stock options granted (but not yet exercised) under Company's stock option plans, and plus (c) the number of votes which may be cast for the election of directors (whether directly or by formula) as a result of ownership of any Voting Securities other than Common Stock; provided, however, the shares of Common Stock described in (b) above shall not be included in Common Stock Equivalents until the earlier of (i) the date the options are exercisable, or
(ii) the end of the fiscal year of Company during which such options were granted; provided, further, that the votes described in (c) above shall not be included in Common Stock Equivalents until the Voting Securities other than Common Stock are able to be voted for the election of directors.

                  1.11 Effective Date. "Effective Date" means the date the acquisition of Common Stock by Purchaser is consummated pursuant to the terms of the Common Share and Warrant Purchase Agreement.

                  1.12 Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  1.13 Holder. "Holder" means Purchaser and any Person to whom the registration rights under Article 7 have been transferred in compliance with
Section 7.7.

                  1.14 Investment Banking Firm. "Investment Banking Firm" means an internationally recognized investment banking firm.

                  1.15  Market Disposition Program.  See Section 3.8(a).


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                  1.16  Notice of Exercise.  See Section 3.8(b)(iii).

                  1.17  Notice of Issue.  See Section 2.6.

                  1.18  Notice of Proposed Sale.  See Section 3.8(a).

                  1.19  Percentage Limitation.  See Section 2.2.

                  1.20 Permitted Percentage. "Permitted Percentage" means the Percentage Limitation or, if the percentage of Common Stock Equivalents owned by Purchaser increases as a consequence of (a) a reduction in the number of outstanding Voting Securities other than as a result of (1) the expiration of rights to acquire Common Stock under Company's stock option plans or (2) the lapse of rights to vote for the election of directors as a result of ownership of any Voting Securities other than Common Stock, (b) Purchaser's acquisitions of Voting Securities with Board approval in accordance with Section 2.8, or (c) Purchaser's acquisitions of Voting Securities in a tender offer permitted by
Section 2.7, following which Company fails to repurchase shares of Voting Securities in accordance with Section 2.7(b), such greater percentage of Common Stock Equivalents owned by Purchaser after such reduction, acquisition, or failure, respectively. The Permitted Percentage shall be reduced from time to time if, upon the issuance by Company of Common Stock Equivalents, Purchaser either does not or is not permitted by this Agreement to purchase its full Permitted Percentage of such issuance.

                  1.21 Person. "Person" means any individual, partnership, association, corporation, trust, limited liability company or other entity, including without limitation employee pension, profit sharing, and other benefit plans and trusts.

                  1.22 Principal Trading Market. "Principal Trading Market" means the principal trading exchange or national automated stock quotation system on which the Common Stock is traded or quoted.

                  1.23  Private Sale.  See Section 3.8(a).

                  1.24 Purchaser. "Purchaser" means EMI and Purchaser Affiliates, jointly and severally.

                  1.25 Purchaser Affiliate. "Purchaser Affiliate" means any Affiliate of EMI.

                  1.26  Registrable Securities.  See Section 7.1.

                  1.27  Registration Expenses.  See Section 7.6(a).

                  1.28  Restriction Termination Date.  See Section 7.1.

                  1.29  Selling Expenses.  See Section 7.6(a).

                  1.30 Twenty Day Average. "Twenty Day Average" means the average closing sale price of Common Stock on the Principal Trading Market for the twenty (20) trading days preceding the earlier of the closing of, or public announcement date concerning, the issuance of Voting Securities by Company.


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                  1.31 Unaffiliated Director. "Unaffiliated Director" means a director on the Board who is not an Affiliated Director.

                  1.32 Voting Securities. "Voting Securities" means Common Stock and any other Company securities entitled to vote for the election of directors, or any security (including any preferred stock of Company) convertible into or exchangeable for or exercisable for the purchase of Common Stock or other Company securities entitled to vote for the election of directors.

                  1.33 13D Group. "13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as now in effect) to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act disclosing beneficial ownership of Voting Securities representing more than 5% of any class of Voting Securities.


    ARTICLE 2. RESTRICTIONS ON ACQUISITION OF ADDITIONAL SHARES BY PURCHASER

                  2.1 No Purchases Before Effective Date. Except as provided in
Section 2.7, Purchaser shall not, between the date of execution of this Agreement and the Effective Date, acquire in any way or hold record or beneficial ownership of any Voting Securities.

                  2.2 No Purchases Beyond Percentage Limitation. Except as otherwise permitted herein, Purchaser shall not, directly or indirectly, acquire any Voting Securities beyond its "Percentage Limitation." The "Percentage Limitation" shall be 20.1% of the Common Stock Equivalents.

                  2.3 Permitted Purchase Due to Increases in Common Stock Equivalents. If the Common Stock Equivalents increase at any time and, as a consequence thereof Purchaser's aggregate ownership of Common Stock Equivalents falls below the Percentage Limitation, Purchaser may acquire additional shares of Common Stock up to the Percentage Limitation, as follows:

                           (a) Purchaser may at any time do so by open-market
purchases, partial tender offer, or private transaction; and/or

                           (b) Purchaser may, in accordance with Section 2.4,
purchase unissued or treasury shares of Common Stock from Company.

                  2.4 Procedures Concerning Purchaser's Acquisition of Shares From Company in Response to Increases in Common Stock Equivalents.

                           (a) Within thirty (30) days after any increase in
Common Stock Equivalents (other than an increase previously notified to EMI under Section 2.6), Company shall give EMI written notice setting forth the number of Common Stock Equivalents prior to the increase, the number of Common Stock Equivalents after the increase, Purchaser's Percentage Limitation, the number of shares of Common Stock Purchaser may purchase as a consequence of said increase, and the per share purchase price for such shares.


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                           (b) The purchase price per share of Common Stock
purchased under Section 2.3(b) shall be established as follows:

                                    (i) if the Common Stock Equivalents
increased as a result of issuance by Company of one or more Voting Securities (other than issuance of options under Company's stock option plans), the price per share shall be the lesser of the Twenty Day Average or the aggregate fair market value of all consideration received by Company for such Voting Securities as determined in good faith by the Board (including attribution of the consideration received with respect to each Voting Security other than Common Stock) within thirty (30) days after the issuance, divided by the number of Common Stock Equivalents issued by Company; or

                                    (ii) if the Common Stock Equivalents
increased as a result of Company's issuance of stock options under Company's stock option plans, the purchase price shall be the exercise price of such stock options.

                           (c) Purchaser shall have the right to purchase from
Company a number of shares of Common Stock equal to its Percentage Limitation multiplied by the increase in the Common Stock Equivalents. Purchaser shall have sixty (60) days from receipt of Company's notice pursuant to Section 2.4.(a) above to notify Company in writing whether it elects to purchase any of such shares of Common Stock and, if it so elects, the number of shares it elects to purchase. At the time Purchaser delivers its notice to Company, there shall be a binding agreement between Purchaser and Company for the purchase and sale of the number of shares of Common Stock elected by Purchaser. Purchaser shall pay the purchase price to Company in immediately available funds, and Company shall deliver certificates representing the shares to Purchaser, on a date specified by Purchaser in its notice, which date shall not be more than ten (10) days after Purchaser delivers its notice to Company.

                  2.5 Limitation on Purchaser's Right to Purchase Common Stock Pursuant to Section 2.3 in the Event of a Business Acquisition by Company.

                           (a) Notwithstanding Section 2.3, Purchaser shall have
no right to purchase additional shares of Common Stock if (i) the Common Stock Equivalents increased due to issuance by Company of Voting Securities in connection with Company's acquisition of a business entity from a third party,
(ii) during the one year period following closing of such an acquisition, Company repurchases a number of shares of Voting Securities equal to or greater than the number of shares of Common Stock Equivalents issued to the third party, and (iii) Company's plan to repurchase shares was approved by a majority of the Board and notice thereof was given to Purchaser prior to the closing of the acquisition. If Company does not within the one year period repurchase a number of shares of Voting Securities equal to the number of Common Stock Equivalents issued to the third party, Purchaser shall have all rights under Section 2.3 to purchase shares of Common Stock up to its Percentage Limitation. For purposes of
Section 2.4, Company shall give notice to Purchaser in accordance with Section 2.4(a) within thirty (30) days after the end of the one year period, and the purchase price to be paid by Purchaser to purchase shares from Company shall be established in accordance with Section 2.4(b)(i) as of the date of the closing of the business acquisition. Except as modified by the preceding sentence, the provisions of Section 2.4 shall govern any such purchase.


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                           (b) The limitation contained in Section 2.5(a) shall
only apply to increases of fifteen percent (15%) or less in the Common Stock Equivalents. If in connection with an acquisition Company issues Voting Securities which cause the Common Stock Equivalents to increase more than fifteen percent (15%), Purchaser shall have all rights under Section 2.3 to purchase Common Stock in connection with such increase over fifteen percent (15%).

                  2.6 Permitted Purchase If Company Proposes to Issue Voting Securities for Cash. If Company proposes to issue Voting Securities solely for cash pursuant to a registered offering or a private placement, and as a consequence thereof Purchaser's aggregate ownership of Common Stock Equivalents would fall below its Percentage Limitation, Company shall give EMI written notice of such fact (the "Notice of Issue") at least thirty (30) days prior to the anticipated date of such issuance stating the anticipated number of Common Stock Equivalents to be issued and the anticipated price per Common Stock Equivalent. Purchaser shall have the right to purchase from Company the number of shares of Common Stock required for Purchaser to own in the aggregate the Percentage Limitation of the Common Stock Equivalents following the issuance of the shares actually issued in such registered offering or private placement. Purchaser shall have fifteen (15) days from receipt of the Notice of Issue to notify Company in writing whether it elects to purchase any of such shares of Common Stock and, if it so elects, the number of shares it elects to purchase. At the time Purchaser delivers its election to Company, there shall be a binding agreement between Purchaser and Company for the purchase and sale of the number of shares of Common Stock elected by Purchaser, subject to the consummation of such sale described in the Notice of Issue. The purchase price per share shall be the price per Common Stock Equivalent at which the Voting Securities are actually issued by Company; provided, however, that without Purchaser's consent the purchase price shall not be more than one hundred twenty percent (120%) of the anticipated price per Common Stock Equivalent set forth in the Notice of Issue. Purchaser shall pay the purchase price to Company in immediately available funds, and Company shall deliver certificates representing the shares of Common Stock to Purchaser, on the date of Company's issuance of the Voting Securities.

                  2.7 Permitted Purchase in Response To Third Party Tender Offer or Exchange Offer.

                           (a) If a tender or exchange offer is made by any
Person or 13D Group (other than Purchaser or any Person acting in concert with Purchaser) to acquire Voting Securities, Purchaser may make a tender offer for up to an equivalent number of shares of such Voting Securities as are sought to be purchased by the party making the other tender offer. If Purchaser initiates a tender offer under this Section 2.7, the tender offer may be on such terms as Purchaser shall elect and Company agrees that it shall not in any way (whether by active opposition, Board announcement or otherwise) contest said tender offer.

                           (b) If, following such a tender offer by Purchaser,
it owns in the aggregate more than the Percentage Limitation of the Common Stock Equivalents, Company shall have the right, exercisable at any time during the six month period following completion of Purchaser's tender offer, to demand the purchase from Purchaser a number of shares of such Voting Securities as will cause Purchaser to own in the aggregate the Percentage Limitation of


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the Common Stock Equivalents following such purchase; provided, however, that
Purchaser shall not be obligated to sell any Common Stock Equivalents to Company pursuant to this Section 2.7 until such time as such sale would not subject Purchaser to liability under Section 16(b) of the Exchange Act or any other applicable provision of federal or state law; and, provided further, that Purchaser shall not be entitled to vote such Common Stock Equivalents between the time of Company's demand to purchase pursuant to this Section 2.7(b) and Purchaser's sale of such Common Stock Equivalents. Company shall, within said six month period, notify EMI in writing whether it elects to purchase any of such shares and, if it so elects, the number of shares it elects to purchase. At the time Company delivers its notice to EMI, there shall be a binding agreement between Purchaser and Company for the purchase and sale of the number of shares of such Voting Securities elected by Company.

                           (c) The purchase price per share shall be the price
per share paid by Purchaser in such tender offer to the tendering shareholders. In addition, Company shall reimburse Purchaser for Purchaser's pro-rata share of the costs and expenses incurred in conducting said tender offer. The pro-rata share of costs and expenses shall be the aggregate of all costs and expenses (including Purchaser's cost of borrowing, not to exceed the lesser of the prime interest rate plus 1% and Company's then-current cost of borrowing) actually incurred by Purchaser, divided by the number of shares of Voting Securities acquired by it in the tender offer. Company shall pay the purchase price and the costs and expenses described in this paragraph to Purchaser in immediately available funds, and Purchaser shall deliver certificates representing the shares to Company, on a date specified by Company in its notice, which date shall not be more than twenty (20) days after Company delivers its notice to EMI.

                           (d) If Company's purchase is subject to or is
voluntarily submitted for shareholder approval, Purchaser shall vote all its Voting Securities in favor of the purchase.

                           (e) If Company does not elect to purchase shares from
Purchaser, or elects to purchase only a portion of the shares under Section 2.7(b), Purchaser shall be entitled to retain the shares over the Percentage Limitation but the Percentage Limitation shall remain 20.1%.

                  2.8 Permitted Purchase With Board Approval. Notwithstanding any other provision of this Agreement, Purchaser may purchase additional shares of Voting Securities at any time, if two thirds (2/3) of the Unaffiliated Directors approve such purchase in advance.

                  2.9 Permitted Purchase by 100% Tender Offer After Four Years. Notwithstanding any other provision of this Agreement, commencing on the fourth anniversary of the Effective Date, Purchaser shall have the right to acquire additional shares of Common Stock by means of a tender offer in accordance with
Section 2.10 below.

                  2.10 Requirements for Tender Offers.

                           (a) Whenever Purchaser shall make a tender offer for
shares of Common Stock under Section 2.9, Purchaser may not close the acquisition of the tendered shares unless all of the following requirements have been satisfied:

                                    (i) Purchaser's offer shall have been made
to all holders of Common Stock;


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                                    (ii) Purchaser shall offer to purchase for
cash all shares tendered; and

                                    (iii) Purchaser's offer shall have been
accepted by shareholders owning not less than two-thirds (2/3) of the outstanding Common Stock.

                           (b) With respect to calculating whether Purchaser's
offer has been accepted by shareholders owning two-thirds (2/3) of the outstanding Common Stock, Common Shares beneficially owned by Purchaser shall be excluded from the outstanding Common Stock.

                  2.11 Mandatory Disposal of Excess Shares. If in violation of any provision of this Article 2 Purchaser shall at any time hold in the aggregate in excess of its then Permitted Percentage, Purchaser shall be required to dispose of such excess shares by promptly selling, subject to Company's right of first refusal under Section 3.7, sufficient Voting Securities so that after such sale Purchaser shall own in the aggregate not more than its then Permitted Percentage, provided, however, that Purchaser shall not be obligated to sell any Voting Securities to Company pursuant to this Section 2.11 until such time as such sale would not subject Purchaser to liability under
Section 16(b) of the Exchange Act or any other applicable provision of federal or state law; and, provided further, that Purchaser shall not be entitled to vote such Voting Securities between the time of Company's demand that Purchaser dispose of such Voting Securities pursuant to this Section 2.11 and Purchaser's disposal of such Voting Securities. If Purchaser fails to dispose of shares of Voting Securities within one hundred eighty (180) days after receipt of notice from Company advising EMI of its obligation so to dispose of shares (it being understood that giving of notice by Company is not a precondition to Purchaser's obligation to dispose of excess shares), Company shall have the right to redeem at par value from Purchaser a number of shares of Common Stock so that after such redemption the shares of Voting Securities owned by Purchaser do not exceed Purchaser's then Permitted Percentage. Any Voting Securities held by Purchaser in contravention of this Section 2.11 may not be voted in any manner on which shareholders of Company are entitled to vote and Company shall not be required to count any such votes, if cast, in determining the result of shareholder voting on any matter.

                  2.12 Monthly Report of Ownership. During the term of this Agreement, Purchaser will furnish to Company, within ten (10) days after the end of each calendar month in which Purchaser acquires or disposes of any Voting Securities, a statement showing the number of shares of Voting Securities acquired or disposed of during the just ended month and the aggregate number of shares of Voting Securities held by Purchaser at the end of such month. To the extent that any such acquisition or disposition must be reported to the Commission, Purchaser may fulfill the statement requirement in this Section 2.12 by providing to Company a copy of such report to the Commission.

                  2.13 General Rule Regarding Acquisition of Voting Securities. Purchaser agrees that any and all acquisitions of Voting Securities shall be made in compliance with all applicable federal and state securities laws. EMI agrees to indemnify, defend and hold harmless Company, its officers, directors and employees from and against any and all losses, claims, liabilities, assertions and expenses incurred or suffered by any of them, including attorneys' fees and costs of litigation, as a consequence of a claim by any party other than Company or any of its Affiliates that Purchaser breached its obligations set forth in the preceding sentence.

                  2.14 Requirements of Trading Exchange or Stock Quotation
System.

                  Notwithstanding any other provision of this Agreement, if, by reason of the listing or other requirements of the principal trading exchange or national automated stock quotation system on which the Company's Common Stock is then traded or quoted, the issuance by Company of any additional Voting Securities to Purchaser pursuant to this Article 2 requires approval of Company's shareholders, then Company's obligation to issue and sell such additional Voting Securities to Purchaser shall be subject to receipt of such shareholder approval, which Company shall use its best efforts to obtain as soon as possible after the date on which Purchaser shall otherwise become entitled to purchase such additional Voting Securities from Company pursuant to this Article 2.


        ARTICLE 3. SALES OF SHARES BY PURCHASER AND RELATED RIGHTS AND OBLIGATIONS OF PURCHASER AND COMPANY

                  3.1 General Restrictions on Resale or Other Disposition. During the term of this Agreement, Purchaser shall not sell, transfer any beneficial interest in, pledge, hypothecate or otherwise dispose of any Voting Securities except in compliance with Article 3.

                  3.2 Allowed Sales Pursuant to Registration Rights. Subject to Company's right of first refusal under Section 3.7, Purchaser may at any time sell Common Stock by means of an offering made pursuant to the registration rights set forth in Article 7 below.

                  3.3 Allowed Sales Pursuant to Rule 144. Subject to Company's right of first refusal under Section 3.7, Purchaser may at any time sell Common Stock pursuant to Rule 144 of the General Rules and Regulations under the Act, provided that Purchaser shall notify Company at least two Business Days prior to the date of entering any sale or transfer order of Common Stock pursuant to Rule 144, and provided further that, if Company shall thereupon notify EMI of the pendency of its public offering of any Voting Securities, Purchaser shall not effect any sales under Rule 144 within 10 days prior to the commencement of or during such offering.

                  3.4 Allowed Private Sales to Third Parties or Pursuant to Tender Offer. Subject to Company's right of first refusal under Section 3.7, Purchaser may at any time make private sales of Voting Securities to a third person, including sales pursuant to a tender offer or exchange offer.

                  3.5 Allowed Transfers by EMI and Purchaser Affiliates. EMI and Purchaser Affiliates may at any time transfer Voting Securities among themselves, provided that such transfer would have no clear, adverse impact of a financial character on Company, and would not adversely affect the liabilities and/or responsibilities of EMI to Company, provided that the transferee shall agree in advance in writing to be bound by the terms of this Agreement.

                  3.6 Allowed Transfers Upon Approved Business Disposition. Purchaser may dispose of Voting Securities in conjunction with a merger or consolidation in which Company is acquired, or in conjunction with a sale of all or substantially all of Company's assets, provided a majority of the Board approved such merger, consolidation, or sale.

                  3.7 Right of First Refusal. If during the term of this Agreement, Purchaser desires to sell all or part of its Voting Securities pursuant to Section 2.11, 3.2, 3.3 or 3.4, Company shall have a right of first refusal to purchase said Voting Securities in accordance with the procedures set forth in Section 3.8 below.

                  3.8 Procedures for Right of First Refusal.

                           (a) If Purchaser desires to sell a third party all or
part of its Voting Securities pursuant to Section 3.4 above ("Private Sale"), or if Purchaser desires to sell all or part of its Common Stock in the open market pursuant to Section 3.2 or 3.3 above ("Market Disposition Program"), Purchaser shall transmit to Company a written notice ("Notice of Proposed Sale") setting forth:

                                    (i) if a Private Sale, (A) as to each Person
to whom such sale is proposed to be made: (1) the name, address and principal business activity of such Person; (2) the number of shares of Voting Securities proposed to be sold to such Person; (3) the manner in which the sale is proposed to be made; and (4) the price at which or other consideration for which, and the material terms upon which, such sale is proposed to be made, and (B) representing that the Private Sale is bona fide; and

                                    (ii) if sales pursuant to a Market
Disposition Program: (A) the approximate date the sales are scheduled to commence; and (B) the amount of Common Stock sought to be disposed of.

                           (b) Upon receipt of the Notice of Proposed Sale
Company shall have an option to purchase, in the case of a Private Sale, all but not less than all of the Voting Securities proposed to be sold, and in the case of a Market Disposition Program, all, if the Market Disposition Program is a firm commitment public offering, or, if it is not such an offering, any part, of the Common Stock proposed to be disposed of, on the following terms and conditions;

                                    (i) If the option arises in connection with
a Private Sale, the purchase price shall be the price specified in the Notice of Proposed Sale.

                                    (ii) If the option arises in connection with
a Market Disposition Program, the purchase price per share of Common Stock shall be the Twenty Day Average determined as if the day Purchaser delivers the Notice of Proposed Sale to Company is the closing date of an issuance of securities by Company in the absence of any public announcement.

                                    (iii) If a majority of the Unaffiliated
Directors determine to exercise the option, they shall direct Company to send a written notice (the "Notice of Exercise") to EMI within thirty (30) days after the Notice of Proposed Sale is received by Company specifying the number of shares Company is purchasing; provided, however, that in the case of a tender offer or exchange offer, EMI must receive the Notice of Exercise not less than forty-eight (48) hours prior to the earlier of (A) the expiration of the tender offer or exchange offer or (B) any date after which shares tendered may be treated less favorably than shares tendered prior thereto. If approval of such purchase by Company's shareholders is required by law or Company's Restated Articles of Incorporation, and if the Private Sale is in response to a tender offer, Company shall waive its right of first refusal granted under Section 3.7; otherwise, Company's Notice of Exercise shall be subject to receipt of such shareholder approval, which Company shall use its best efforts to obtain as soon as possible, and in any event within one hundred twenty (120) days after, the date of the Notice of Exercise. Company's failure to obtain shareholder approval within the one hundred twenty (120) day period shall give Purchaser the right to proceed with the proposed sale under
Section 3.8(c). If such repurchase is subject to shareholder approval, Purchaser shall vote all its Voting Securities in favor of the purchase.

                                    (iv) Upon EMI's receipt of the Notice of
Exercise, there shall be a binding agreement between Purchaser and Company for the purchase and sale of the number of shares contained in the Notice of Exercise. The closing of the purchase and sale shall occur on the thirtieth Business Day following EMI's receipt of the Notice of Exercise. At the closing Purchaser will deliver to Company certificates for the Voting Securities to be sold, duly endorsed for transfer or accompanied by a duly executed stock power, and Company will deliver to Purchaser the purchase price as follows: if Company's purchase is following Purchaser's proposed Private Sale, Company shall pay Purchaser the price specified in the Notice of Proposed Sale in the same manner (and the sale shall be upon the same terms) specified therein, and if Company's purchase is following Purchaser's proposed Market Disposition Program, Company shall pay Purchaser at the closing for the shares purchased in immediately available funds; provided, however, that if Company receives a Notice of Proposed Sale on or before the third anniversary of the Effective Date, Company shall have the option to pay Purchaser by delivery at the closing of ten (10%) percent of the purchase price in immediately available funds, and the balance by delivery of a promissory note providing terms specified in the next succeeding sentence; provided, further, that notwithstanding the preceding proviso, if the Notice of Proposed Sale received by Company on or before the third anniversary describes a proposed Private Sale in response to a tender offer, Company shall pay the purchase price in the same manner (and the sale shall be upon the same terms) specified in the Notice of Proposed Sale. The promissory note shall provide for: fixed interest at a rate equal to the Company's then-current cost of borrowing; equal annual installments including interest payable on each anniversary of the closing in immediately available funds, with each installment in an amount sufficient to amortize the promissory note in ten annual payments; and for the entire unpaid balance including accrued and unpaid interest to be payable on the fifth anniversary of the closing.

                                    (v) Company may assign its right to purchase
the Voting Securities and may designate in the Notice of Exercise one or more Persons to take title to all or any part of the Voting Securities, but this shall not relieve Company of its obligation to pay the purchase price.

                           (c) If following receipt of a Notice of Proposed Sale
Company fails to give EMI a Notice of Exercise within the prescribed time period, Purchaser shall be free to effect such sale on the following terms and conditions:

                                    (i) if a Private Sale was proposed,
Purchaser may effect such sale at any time during the period ending one hundred twenty (120) days after the date Company's Notice of Exercise was required to be given, to the Person or Persons specified in the Notice of Proposed Sale for the consideration and on the terms specified in said notice; and

                                    (ii) if a Market Disposition Program was
proposed, Purchaser may effect such sales at any time during the period ending one hundred eighty (180) days after the date Company's Notice of Exercise required to be given.


                           (d) If Purchaser does not make the sales within the
time periods provided above, the Voting Securities so proposed to be sold will once again become subject to this Agreement to the same extent as if such sales had not been proposed.

                  3.9 Purchaser's Covenants With Respect to Distribution of Shares. In any transaction or transactions under Section 3.2 or 3.3, Purchaser shall use its reasonable best efforts, and shall cause any underwriter involved to use its reasonable best efforts, to sell the Common Stock in the United States and in a manner which will effect the broadest distribution reasonably possible, with no sales to any one person or group (as defined in the Exchange
Act) in excess of 10% of the Common Stock sold in such sale.

                  3.10 Company's Undertaking to Cooperate in Rule 144 Transactions. In the event of any proposed sales of Common Stock by Purchaser under Section 3.3, Company shall cooperate with Purchaser to enable such sales to be made in accordance with applicable laws, rules and regulations, the requirements of Company's transfer agent, and the reasonable requirements of the broker through which the sales are proposed to be executed, and shall, upon request, furnish unlegended certificates representing Common Stock in such numbers and denominations as Purchaser shall reasonably require for delivery in connection with such sales.


         ARTICLE 4. LEGENDS AND STOP TRANSFER ORDERS

                  4.1 Placement of Legends and Entry of Stop Transfer Orders. Purchaser agrees:

                           (a) that, within ten (10) Business Days after its
acquisition of any certificates evidencing Voting Securities (or, in the case of Voting Securities currently owned by Purchaser, within ten (10) Business Days after the date hereof) to submit such certificates to Company for placing on the face thereof the following legends:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW AND ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION SET FORTH IN AND TO THE OTHER PROVISIONS OF A COMMON SHARE AND WARRANTY PURCHASE AGREEMENT, DATED FEBRUARY 27, 1995, BETWEEN VWR CORPORATION AND EM INDUSTRIES, INCORPORATED, AND A STANDSTILL AGREEMENT, DATED FEBRUARY 27, 1995, BETWEEN VWR CORPORATION AND EM INDUSTRIES, INCORPORATED. COPIES

                  OF SUCH AGREEMENTS ARE ON FILE AT THE RESPECTIVE OFFICES OF VWR CORPORATION AND EM INDUSTRIES INCORPORATED.";

     and such additional legends designed to ensure compliance with Federal and State laws as counsel for Company may reasonably request; and

                           (b) to the entry of stop transfer orders with the
transfer agents of any such Voting Securities, against the transfer of such legended certificates except in compliance with this Agreement.

                  4.2 Removal of Legends and Stop Transfer Orders. Company agrees that it will, upon receipt of an opinion from its counsel that it is appropriate so to do and upon the presentation to its transfer agent of the certificates containing the legends provided for in Section 4.1(a), remove such legends and withdraw the stop transfer orders provided for in Section 4.1(b) with respect to such certificates, upon the earlier of the following:

                           (a) any sale of the shares represented by such
certificates made under Section 3.2, 3.3, or 3.4; or

                           (b) termination of this Agreement.


         ARTICLE 5. CERTAIN AGREEMENTS OF PURCHASER AND COMPANY

                  5.1 Future Actions. Purchaser shall not, unless the prior written consent of the Board (in which a majority of the Unaffiliated Directors shall concur) has been obtained, and then only to the extent express written consent has been obtained:

                           (a) at any time before the expiration of four (4)
years after the Effective Date, solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange
Act) in opposition to the recommendation of the majority of the directors on the Board with respect to any matter; or

                           (b) deposit any Voting Securities in a voting trust
or subject them to a voting agreement or other arrangement of similar effect; provided, however, that nothing in this Section 5.1 shall preclude Purchaser from so depositing any Voting Securities if such trust, agreement or arrangement is, and continues to be during the term of this Agreement, solely by and among EMI and Purchaser Affiliates; or

                           (c) join a partnership, limited partnership,
syndicate or other group for the purpose of acquiring, holding or disposing of Voting Securities within the meaning of Section 13(d) of the Exchange Act; or

                           (d) induce or attempt to induce any other Person to
initiate a tender offer for any securities of Company, or to effect any change of control of Company, or take any action for the purpose of convening a stockholders' meeting of Company; or

                           (e) acquire, by purchase or otherwise, more than 1%
of any class of equity securities of any entity which, prior to the time Purchaser acquires more than 1% of such class, is publicly disclosed (by filing with the Commission or otherwise) to be the beneficial owner of more than 5% of any class of the Voting Securities; if Purchaser owns in the aggregate in excess of 1% of any such entity, it shall promptly divest such excess; provided, however, that Purchaser shall not be obligated to divest itself of such excess pursuant to this Section 5.1(e) until such time as such divestment would not subject Purchaser to liability under Section 16(b) of the Exchange Act or any other applicable provision of federal or state law; and, provided further, that Purchaser shall not be entitled to vote such Voting Securities until Purchaser shall divest itself of such excess; and, provided further, that upon being notified by Company in writing that an entity owns in excess of 5% of any class of the Voting Securities, Purchaser shall affirm in writing to Company that Purchaser does not own, in the aggregate, more than 1% of any class of equity securities of such Person.

                  5.2 Acquisitions and Transfers in Contravention of Agreement. Notwithstanding Company's rights to seek injunctions or other relief, any Voting Securities acquired or transferred by Purchaser in contravention of this Agreement may not be voted on any matter on which shareholders of Company are entitled to vote, any attempt to vote such Voting Securities shall be a breach of this Agreement and Company shall not be required to count any such votes, if cast, in determining the result of shareholder voting on any matter.

                  5.3 Company's Issuance of Securities. During the term of this Agreement, Company shall not issue any security (including without limitation any Voting Security) which provides the holder(s) thereof with any extraordinary or special voting rights or any right to veto any action of Company, unless such issuance is approved in advance by an Affiliated Director. Further, Company shall not consider or approve any such issuance prior to the Effective Date.


         ARTICLE 6. BOARD OF DIRECTORS

                  6.1 Size of Board. On or before the Effective Date, Company shall take all requisite action to increase the size of the Board by two to eleven and to appoint, effective as of the Effective Date, individuals designated by EMI to fill the two new seats.

                  6.2 Terms. EMI shall advise company on or before the Effective Date which of the Affiliated Directors shall have a term expiring at the second annual meeting of shareholders of Company next following the Effective Date, and which shall have a term expiring at the third such annual meeting. After the term of any Affiliated Director expires, his or her successor shall serve a term of three (3) years as provided in the Restated Articles of Incorporation of Company.

                  6.3 Vacancies. In the event of the death, resignation, retirement, disqualification or removal from office of any Affiliated Director for any reason, EMI shall have the right to designate a replacement for such Affiliated Director, or fill such vacancy, to the extent EMI would be entitled to designate a nominee for election to the Board of Directors pursuant to
Section 6.4 hereof if directors were to be elected at an annual meeting occurring at such date.

                  6.4  Proportional Representation.

                           (a) Company shall annually cause representatives
designated by EMI to be nominated for election to the Board so as to provide Purchaser with that percentage representation on the Board, rounded down to the nearest whole number, as shall equal the Permitted Percentage applicable at the time of each annual nomination. With respect to committees of the Board, Purchaser shall be entitled to be represented on any committee with respect to which EMI requests representation.

                           (b) Purchaser shall vote its shares of Common Stock
so as to elect to the Board its proportionate number of Affiliated Directors and the persons who have been designated by the Unaffiliated Directors, and in all other matters so as to provide other Company shareholders with corresponding proportionate representation. If, pursuant to the Restated Articles of Incorporation of Company, cumulative voting for the election of Company directors is required, Purchaser may initially vote its shares to ensure that its then proportionate number of Affiliated Directors are elected. Purchaser agrees that, once its proportionate number of Affiliated Directors are elected, Purchaser shall vote its shares of Common Stock so as to elect persons to the Board who have been designated by the Unaffiliated Directors.

                           (c) Subject to the provisions of Section 6.3, Company
may effect changes in Board representation by increase in the size of the Board or by resignations or retirements of Board members. Notwithstanding the foregoing, Purchaser's right to proportional Board representation shall not cause the number of Affiliated Directors to (i) decrease during the one year period during which Company has the right to purchase Voting Securities under
Section 2.5(a), or (ii) increase during the six month period during which Company has the right to purchase Voting Securities under Section 2.7(b).


         ARTICLE 7. REGISTRATION RIGHTS

                  7.1 Duration of Registration Rights. Purchaser's rights to have Company register shares of Registrable Securities (as defined below) provided in this Article 7 shall terminate upon the Restriction Termination Date (as defined below). Rights of a Holder other than Purchaser to have Company register shares of Registrable Securities provided in this Article 7 shall terminate upon the Restriction Termination Date. As used in this Article 7, "Registrable Securities" shall mean all Common Stock so long as certificates representing the same are required to bear the restrictive legend set forth in
Section 4.1 hereof, to the extent that such legend refers to registration under the Act. As used in this Article 7, "Restriction Termination Date" shall mean, with respect to any Registrable Securities, the earliest of (i) the date that such Registrable Securities shall have been Registered and sold or otherwise disposed of in accordance with the intended method of distribution by the seller or sellers thereof set forth in the Registration Statement covering such Registrable Securities or transferred in compliance with Rule 144 under the Securities Act and (ii) the date that an opinion of counsel to Company, which opinion of counsel shall be reasonably acceptable to Purchaser, containing reasonable assumptions shall have been rendered and, based upon such opinion, the legend referred to in Section 4.1 hereof, to the extent that such legend refers to registration under the Act, shall have been removed.

                  7.2  Demand Registration Covenant.

                           (a) If a Holder requests in writing that Company
register under the Act any Registrable Securities then owned by Holder, Company will use its best efforts to cause the offering and sale to be registered as soon as reasonably practicable. In connection therewith Company shall prepare and file a registration statement under the Act on such form as Company shall determine to be appropriate; provided, however, that Company shall not be obligated to file more than one registration statement pursuant to this Section 7.2 during any 12-month period. The request shall specify the amount of Registrable Securities intended to be offered and sold, shall express Holder's present intent to offer such Registrable Securities for distribution, shall describe the nature or method of the proposed offer and sale, and shall contain the undertaking of Holder to comply with all applicable requirements of this Article 7.

                           (b) Upon receipt of a request for registration under
Section 7.2, Company will promptly give notice to all Holders other than those initiating the request and provide a reasonable opportunity for such Holders to participate in such registration. Any such other Holder must notify Company in writing of its desire to participate, within thirty (30) days of receipt of Company's notice.

                           (c) Any request for registration under Section 7.2
must be for a firm commitment public offering to be managed by one or more Investment Banking Firms selected by the Holders requesting registration, provided that such Investment Banking Firms are reasonably satisfactory to Company. If, in the written opinion of the Investment Banking Firms marketing factors require a limitation of the number of shares to be underwritten, and if the total amount of securities that all Holders (initiating and non-initiating) request pursuant to Section 7.2 to be included in such offering exceeds the amount of securities that the Investment Banking Firms reasonably believe compatible with the success of the offering, Company shall only be required to include in the offering the amount of Registrable Securities that the Investment Banking Firms believe will not jeopardize the success of the offering, and such amount shall be allocated among such Holders in proportion to the respective amounts of Registrable Securities proposed to be sold by each of the Holders. Any shares of Registrable Securities that are so excluded from the underwriting shall be excluded from the registration.

                           (d) Subject to the provisions of Section 7.2(a) and
7.2(b), if within forty-five (45) days after receipt of a request under Section 7.2(a) and any requests under Section 7.2(b), Company shall have obtained (i) from Commission a "no-action" letter, in form and substance reasonably satisfactory to the counsel of the Holders requesting registration, in which the Commission has indicated that it will take no action if, without registration under the Act, Holders dispose of the Registrable Securities covered by the request(s) in the manner proposed or (ii) any opinion of its counsel (concurred in by counsel for the requesting Holder(s)) that no registration under the Act is required, Company need not comply with such request or request(s); provided, however, that receipt of such "no-action" letter or opinion shall not constitute a registration for the purpose of determining Company's obligations to Holders under Section 7.2; and provided, further, that in such event counsel for Company shall opine that, whether by reason of the "no-action" letter or otherwise, the removal of any legend from certificates representing all shares to which such "no-action" letter or opinion refers is permissible, and, if so, Company shall remove from such certificates all legends no longer required and shall rescind any stop-transfer instructions previously communicated to its transfer agent relating to such certificates.

                  7.3 Participation Registration Covenant. If Company shall propose registration under the Act of an offering of Common Stock, Company shall give prompt written notice of such fact to each Holder and will use all reasonable efforts to cause the registration of such number of shares of Common Stock then owned by Holders as Holders shall request, within fifteen (15) days after receipt of such notice, to be included, upon the same terms (including the method of distribution) of any such offering; provided, however, that (a) Company shall not be required to give notice or include such Common Stock in any such registration if the proposed registration (i) is not a primary registration of securities by Company for its own account, or (ii) is primarily (A) a registration of a stock option or compensation plan or of securities issued or issuable pursuant to any such plan, or (B) a registration of securities proposed to be issued in exchange for securities or assets of, or in connection with a merger or consolidation with, another corporation; (b) the offering of Common Stock by Holders shall comply with Section 3.9 above; and (c) Company may, in its sole discretion and without the consent of the Holders, withdraw such registration statement and abandon the proposed offering.

                  7.4 Company's Obligations in Connection with Registrations. In connection with any registration of Registrable Securities undertaken by Company under Article 7, Company shall:

                           (a) furnish to Holders or their underwriter such
copies of any prospectus (including any preliminary prospectus) Holders may reasonably request to effect the offering and sale, but only while Company is required under the provisions hereof to cause the registration statement to remain current and effective;

                           (b) use its best efforts to qualify the offering
under applicable Blue Sky or other state securities laws to enable Holders to offer and sell the Registrable Securities; provided, however, that Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified;

                           (c) furnish Holders, at the expense of Company, with
unlegended certificates representing ownership of the Registrable Securities being sold in such numbers and denominations as Holders shall reasonably request, meeting the requirements of the Principal Trading Market;

                           (d) use its best efforts to cause the registration
statement to remain current and effective for sixty (60) days following its effective date or such lesser period as the underwriters may agree; and

                           (e) instruct the transfer agent(s) and the
registrar(s) of Company's securities to release the stop transfer orders with respect to the Registrable Securities being sold.

                           (f) Company will promptly prepare and file with the
Commission such amendments and prospectus supplements, including post-effective amendments, to the Registration Statement as Company determines may be necessary or appropriate, and use its best efforts to have such post-effective amendments declared effective as promptly as practicable; cause the related prospectus to be supplemented by any prospectus supplement, and as so supplemented, to be filed with the Commission; and notify the Holders of any securities included in such Registration Statement and the underwriter thereof, if any, promptly when a prospectus, any prospectus supplement or post-effective amendment must be filed or has been filed and, with respect to any post-effective amendment, when the same has become effective, and make the same available to such Holders and any underwriter.

                           (g) Company will furnish to each Holder and the
underwriter thereof, if any, a signed counterpart, addressed to each Holder and underwriter, of (i) an opinion or opinions of counsel to Company and (ii) a comfort letter or comfort letters from Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as Holders or the underwriter may reasonably request.

                           (h) Company will make generally available to its
securityholders, as soon as reasonably practicable, an earning statement covering a period of 12 months, beginning three months after the effective date of the Registration Statement, which earning statement shall satisfy the provisions of Section 11(a) of the Securities Act.

                           (i) Company will use its best efforts to cause all
such Registrable Securities to be listed in the Principal Trading Market, and on each securities exchange on which similar securities issued by Company are then listed.

                  7.5 Conditions to Obligations of Company Under Registration Covenants. Company's obligations to register the Registrable Securities owned by Holders under Article 7 are subject to the following conditions.

                           (a) Company (upon the decision of a majority of the
Unaffiliated Directors) shall be entitled to postpone for up to ninety (90) days the filing of any registration statement under Section 7.2, if at the time it receives the request for registration such Unaffiliated Directors determine, in their reasonable judgment, that such registration and offering would materially interfere with any financing, acquisition, corporate reorganization or other material transaction involving Company or any of its Affiliates. Company shall promptly give Holders written notice of such determination.

                           (b) Company may require that the number of shares of
Registrable Securities offered for sale by Holders pursuant to a request for registration under Section 7.3 be decreased or excluded entirely if, in the opinion of Company's Investment Banking Firm, such reduction is desirable to permit the orderly distribution and sale of the securities being offered. If Company shall require such a reduction, Holders shall have the right to withdraw from the offering.

                           (c) If Holders request registration pursuant to
Section 7.2, Company will enter into an underwriting agreement containing representations, warranties and agreements not materially different from those customarily included in underwriting agreements with an issuer for a secondary distribution; provided, however, that Company will not be obligated to indemnify the Investment Banking Firms on terms materially different from those set forth in Section 7.8:

                           (d) Company may require, as a condition to fulfilling
its obligations under the registration covenants in Sections 7.2 and 7.3, the indemnification agreements provided in Section 7.8(b) from Holders and the underwriters.

                           (e) It shall be a condition precedent to the
obligations of Company to take action pursuant to this Article 7 that each Holder whose Registrable Securities are being registered, and each underwriter designated by such Holder, will furnish to Company such information and materials as Company may reasonably request and as shall be required in connection with the action to be taken by Company. To the extent possible Holders shall provide Company with any information and materials required to obtain acceleration of the effective date of the registration statement.

                           (f) If, in the reasonable opinion of counsel to
Company it is necessary or appropriate for Company to comply with any applicable rule, regulation, or release promulgated by the Commission, each Holder whose Registrable Securities are being registered and any underwriter participating in such public offering shall execute and deliver to Company an appropriate agreement, in form satisfactory to counsel for Company, that such Holder or underwriter will comply with all prospectus delivery requirements of the Act and with all anti-stabilization, manipulation, and similar provisions of Section 10 of the Exchange Act and any rules issued thereunder by the Commission, and will furnish to Company information about sales made in such public offering.

                           (g) Holders of Common stock included in the
registration statement shall not (until further notice) effect sales thereof after receipt of written notice (which may include notice by telegraph) from Company to suspend sales, to permit Company to correct or update a registration statement or prospectus; provided, however, that the obligations of Company with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

                           (h) At the end of the period during which Company is
obligated to keep any registration statement current and effective (and any extensions thereof required by the preceding paragraph), and upon receipt of notice from Company of its intention to remove from registration the securities covered by such registration statement that remain unsold, Holders of Registrable Securities included in the registration statement shall discontinue sales of such Registrable Securities pursuant to such registration statement, and each such Holder shall notify Company of the number of shares registered belonging to such Holder that remain unsold promptly following receipt of such notice from Company.

                  7.6  Expenses.

                           (a) In connection with any registration pursuant to
Section 7.2, all Registration Expenses (as defined below) shall be borne fifty percent (50%) by Company and fifty percent (50%) by Holders of the Registrable Securities on the basis of the number of shares registered by them, and all Selling Expenses (as defined below) shall be borne by Holders of the Registrable Securities on the basis of the number of shares registered by them. As used in this Section 7.6, "Registration Expenses" shall mean all expenses incurred by Company in complying with this Article 7, including, without limitation, all federal and state registration, qualification and filing fees, printing expenses, fees and disbursements of counsel for Company, Blue Sky fees and expenses, and the expense of any special audits incident to or required by such registration. As used in this Section 7.6, "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement and all fees and disbursements of counsel for any Holder.

                           (b) In connection with any registration pursuant to
Section 7.3, Company shall pay all Registration Expenses and Selling Expenses, except to the extent the aggregate of such expenses exceeds the amount which Company would have expended in conducting an offering of only the shares sold by it, and the participating Holders pro rata shall pay such excess based on the number of shares of Registrable Securities offered by each pursuant to such registration statement. Such Holders shall pay all Registration Expenses and Selling Expenses directly attributable to the inclusion in the offering of Registrable Securities being sold by the Holders, including without limitation fees and disbursements of their own counsel and accountants.

                  7.7 Assignability of Registration Rights. The registration rights afforded Purchaser in this Article 7, shall be assignable to a transferee of Registrable Securities from Purchaser so long as (i) such transferee has acquired no fewer than two million (2,000,000) shares of Registrable Securities (as adjusted from time to time to reflect stock splits, stock dividends and similar changes in the capitalization of Company) from Purchaser, (ii) such transferee has agreed with Company in writing to comply with all applicable provisions of this Article 7, and (iii) Purchaser has otherwise complied with all provisions of this Agreement which affect its right to sell, transfer or otherwise dispose of shares of Registrable Securities. For a transfer of registration rights to be effective, Purchaser shall give Company written notice at the time of such transfer stating the name and address of the transferee and identifying the shares with respect to which the rights under this Article 7 are being assigned.

                  7.8 Indemnification.

                           (a) In the case of each registration effected by
Company pursuant to Section 7.2 or 7.3, to the extent permitted by law Company ("indemnifying party") agrees to indemnify and hold harmless each Holder, its officers and directors, and each underwriter within the meaning of Section 15 of the Act, against any and all losses, claims, damages, liabilities or actions to which they or any of them may become subject under the Act or any other statute or common law, including any amount paid in settlement of any litigation, commenced or threatened, if such settlement is effected with the written consent of Company, and to reimburse them for any legal or other expenses incurred by them in connection with investigating any claims and defending any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement relating to the sale of such shares, or any post-effective amendment thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus, if used prior to the effective date of such registration statement, or contained in the final prospectus (as amended or supplemented if Company shall have filed with the Commission any amendment thereof or supplement thereto) if used within the period during which Company is required to keep the registration statement to which such prospectus relates current under Section 7.4(d) (including any extensions of such period as provided in Section 7.5.(g)), or the omission or alleged omission to state therein (if so used) a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 7.8(a) shall not (x) apply to such losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to Company by such Holder or underwriter for use in connection with preparation of the registration statement, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement thereto, or (y) inure to the benefit of any underwriter or any Person controlling such underwriter, if such underwriter failed to send or give a copy of the final prospectus to the Person asserting the claim at or prior to the written confirmation of the sale of such securities to such Person and if the untrue statement or omission concerned had been corrected in such final prospectus.

                           (b) In the case of each registration effected by
Company pursuant to Section 7.2 or 7.3 above, each Holder and each underwriter of the shares to be registered (each such party and such underwriters being referred to severally as an "indemnifying party") shall agree in the same manner and to the same extent as set forth in Section 7.8(a) to indemnify and hold harmless Company, each Person (if any) who controls Company within the meaning of Section 15 of the Act, the directors of Company and those officers of Company who shall have signed any such registration statement, with respect to any untrue statement or alleged untrue statement in, or omission or alleged omission from, such registration statement or any post-effective amendment thereto or any preliminary prospectus or final prospectus (as amended or supplemented, if amended or supplemented) contained in such registration statement, if such statement or omission was made in reliance upon and in conformity with information furnished to Company by such indemnifying party for use in connection with the preparation of such registration statement or any preliminary prospectus or final prospectus contained in such registration statement or any such amendment or supplement thereto.

                           (c) Each indemnified party will, promptly after
receipt of written notice of the commencement of an action against such indemnified party in respect of which indemnity may be sought under this Section 7.8, notify the indemnifying party in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall so notify an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, with the approval of any indemnified parties, which approval shall not be unreasonably withheld, and to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this
Section 7.8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, an indemnified party shall have the right to employ separate counsel (reasonably satisfactory to the indemnifying party) to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless the named parties to such action or proceedings include both the indemnifying party and the indemnified party and the indemnifying party or such indemnified party shall have been advised by counsel that there are one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if the indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the reasonable expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party, as the case may be, it being understood, however, that the indemnifying party shall not, in connection with any such action or proceeding or separate or substantially similar or related action or proceeding in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate counsel at any time for the indemnifying party and all indemnified parties, which counsel shall be designated in writing by the Holders of a majority of the Common Shares). If the indemnifying party withholds consent to a settlement or proposed settlement by the indemnified party, it shall acknowledge to the indemnified party its indemnification obligations hereunder. The indemnity agreements in this Section
7.8 shall be in addition to any liabilities which the indemnifying parties may have pursuant to law.
                           (d) If the indemnification provided for in this
Section 7.8 from an indemnifying party is unavailable to an indemnified party hereunder in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party and that party's relative intent, knowledge, access to information supplied by such indemnifying party or indemnified party and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action, suit, proceeding or claim.


         ARTICLE 8. TERMINATION

                  8.1 Termination. This Agreement shall terminate upon the earliest to occur of the following:

                           (a) Purchaser's completion of a tender offer in
accordance with Section 2.10, provided, that Purchaser's offer has been accepted by shareholders owning not less than two-thirds (2/3) of the outstanding Common Stock, as provided in such Section; or

                           (b) by mutual written agreement of Company and EMI;
or

                           (c) if the transactions contemplated under the Common
Share Purchase Agreement shall not have been consummated, on August 1, 1995; or

                           (d) if elected by EMI, exercisable upon delivery of
written notice thereof to Company, upon the failure of Company to comply with its obligations under this Agreement and cure of such failure does not occur within thirty (30) days after EMI has given written notice of such failure to Company; or

                           (e) if elected by Company, exercisable upon delivery
of written notice thereof to the EMI, upon the failure of Purchaser to comply with its obligations under this Agreement and cure of such failure does not occur within thirty (30) days after Company gives written notice of such failure to EMI.

                  8.2 Extended Cure Period. Notwithstanding Sections 8.1(d) and 8.1(e), the parties agree that if the nature of the failure requires that more than thirty (30) days are necessary to cure, this Agreement shall not terminate if the failing party commences a cure within the thirty (30) day period and thereafter continuously and diligently pursues all steps necessary to cure the failure up to and including completion of the cure; provided, however, that such extended cure period shall terminate sixty (60) days after the expiration of the thirty-day period after the delivery of notice, as contemplated in Sections 8.1(d) and 8.1(e); provided, further, that this Section 8.2 shall not apply to Company's failure to sell at the time provided shares of Common Stock to Purchaser under Section 2.4 or 2.6.

         ARTICLE 9. REPRESENTATIONS AND WARRANTIES

                  9.1 Of Company. Company hereby represents and warrants to EMI as follows:

                           (a) Company is a corporation duly organized, validly
existing and in good standing under the laws of the Commonwealth of Pennsylvania, with corporate power to own its properties and to conduct its business as now conducted.

                           (b) The authorized capital stock of Company consists
of (i) 30,000,000 shares of Common Stock, of which at the date of this Agreement, 11,066,367 shares were validly-issued and outstanding, fully paid and nonassessable and no shares were held in Company's treasury, and (ii) 1,000,000 preferred shares, par value $1.00 per share, of which, at the date of this Agreement, no shares were issued and outstanding. In addition, at the date of this Agreement, an aggregate of 597,407 shares of Common Stock (including authorized but unissued shares and treasury shares) were reserved for issuance pursuant to presently existing options and future options under currently existing stock option plans. Other than the Warrant, no other options, warrants, rights or convertible securities providing for the issuance of Company capital stock are outstanding.

                           (c) Company has full legal right, power and authority
to enter into and perform this Agreement, and the execution and delivery of this Agreement by Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board and require no other Board or stockholder action. This Agreement constitutes a valid and binding agreement of Company. Neither this Agreement nor the performance of this Agreement by Company or EMI violate Company's Restated Articles of Incorporation.

                  9.2 Of EMI. EMI hereby represents and warrants to Company as follows:

                           (a) EMI is a corporation duly organized, validly
existing and in good standing under the laws of New York, with corporate power to own its properties and to conduct its business as now conducted.

                           (b) EMI has full legal right, power and authority to
enter into and perform this Agreement, and the execution and delivery of this Agreement by it and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of EMI and require no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding agreement of EMI.


         ARTICLE 10. MISCELLANEOUS

                  10.1 Specific Enforcement. The parties hereto acknowledge and agree that each would be irreparably damaged if any of the provisions of this Agreement are not performed by the other in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce this Agreement and the terms and provisions thereof specifically against the other, in addition to any other remedy to which such aggrieved party may be entitled at law or in equity. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Pennsylvania, County of Chester, in the United States District Court for the Eastern District of Pennsylvania, courts of the State of New York, New York County, or in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  10.2 Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  10.3 Expenses. Except as otherwise provided herein, each party hereto shall pay its own expenses in connection with this Agreement.

                  10.4 Assignment; Successors. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, Company may not assign its rights and delegate its duties and obligations under this Agreement without the prior written consent of EMI, and EMI may not assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of Company and, in the absence of such consent, any such purported assignment or delegation shall be void; provided, however, that EMI may assign its rights and delegate its duties and obligations under this Agreement without such consent to a directly or indirectly wholly owned subsidiary of EMI, or to any corporation, partnership or other entity wholly-owned by the same person which controls EMI, which subsidiary, corporation, partnership or other entity (referred to herein as the "Assignee") may, following duly authorized execution and delivery of an agreement assuming the obligations of EMI hereunder reasonably satisfactory to Company, accept title to the Shares and/or Warrant Shares. In the event that EMI assigns its rights and delegates all of its obligations under this Agreement in accordance with this Section 10.4, all references to EMI herein shall refer to the Assignee as well as to EMI and EMI shall be jointly and severally liable with the Assignee for the performance of its obligations hereunder.

                  10.5 Amendments. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by Company and EMI which shall be authorized by all necessary corporate action of each party. Any party may waive any condition to the obligations of any other party hereunder.

                  10.6 Notices. Every notice or other communication required or contemplated by this Agreement to be given by a party shall be delivered either by (a) personal delivery, (b) courier mail, or (c) facsimile mail addressed to the party for whom intended at the following address:

To Company:       VWR Corporation
                           1310 Goshen Parkway
                           West Chester, PA 19380
                           Attention:  Jerrold B. Harris
                           Telecopy No.:  (610)436-1760

With a copy to:   Drinker Biddle & Reath
                           1000 Westlakes Drive, Suite 300
                           Berwyn, PA  19312
                           Attention:  Thomas E. Wood, Esq.
                           Telecopy No.:  (610)993-8585

To EMI:                    EM Industries, Incorporated
                           5 Skyline Drive
                           Hawthorne, New York 10532
                           Attention: President & Chief Executive Officer Telecopy No.: (914) 592-8775

With a copy to:   Rogers & Wells
                           200 Park Avenue
                           New York, New York  10166
                           Attention:  Klaus H. Jander, Esq.
                           Telecopy No.:  (212) 878-3025

     or at such other address as the intended recipient previously shall have designated by written notice to the other parties. Notice by courier mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or equivalent. All notices and other communications required or contemplated by this Agreement delivered in person or sent by facsimile mail shall be deemed to have been delivered to and received by the addressee and shall be effective on the date of personal delivery or on the date sent, respectively. Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

                  10.7 Attorneys' Fees. If any action or proceeding shall be commenced to enforce this Agreement or any right arising in connection with this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party the reasonable attorneys' fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding.

                  10.8 Integration. This Agreement, together with the Common Share and Warrant Purchase Agreement and the Warrant, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein with respect to any matter.

                  10.9 Waivers. No failure or delay on the part of either party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  10.10 Governing Law. This Agreement shall be exclusively governed by, construed in accordance with, and interpreted according to the substantive law of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.

                  10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  10.12 Cooperation. The parties hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

                  10.13 Section Headings and Captions. Section headings and captions used in this Agreement are provided for convenience only and shall not affect its meaning or interpretation.


                  IN WITNESS WHEREOF, Company and EMI have caused this Agreement to be executed on the date first above written.


                                    VWR CORPORATION


                                    BY:  /s/ Jerrold B. Harris
                                         ------------------------------
                                    ITS:  President
                                         ------------------------------


                                    EM INDUSTRIES, INCORPORATED


                                    BY:  /s/ Walter W. Zywottek
                                         ------------------------------

                                    ITS:  President
                                         ------------------------------